Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264771

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated May 13, 2022)

OTONOMO TECHNOLOGIES LTD.

PRIMARY OFFERING OF
13,825,000 ORDINARY SHARES

SECONDARY OFFERING OF
80,122,337 ORDINARY SHARES,
5,200,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,200,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
OTONOMO TECHNOLOGIES LTD.

This prospectus supplement updates, amends and supplements the prospectus dated May 13, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-264771). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on June 7, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “OTMO” and “OTMOW,” respectively. On June 6, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $1.30 per ordinary share and $0.13 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2022.

Recent Developments

Meir Moshe has been appointed to the Board of Directors (“Board”) of Otonomo Technologies Ltd.  A seasoned technology veteran whose career spans over four decades, Moshe is known for his expertise in finance. He previously served as the CFO of Radware Inc. for 17 years. He also has extensive experience as a director and member of the audit committee for numerous public companies, including Ability Inc., Carasso Motors Ltd. and Albert Technologies Ltd. Mr. Moshe has also been appointed to the audit committee of the Board.